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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934

                          MATTSON TECHNOLOGY, INC.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                 57723100
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                Page 1 of 5 Pages


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CUSIP No.  57723100                   13G                 Page  2  of  5  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Brad Mattson
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*              N/A              (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                  3,351,104
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  3,351,104
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,351,104
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*  / /
     N/A
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     23.5%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                             Page 2 of 5 Pages

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                                                          Page  3  of  5  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER:
            Mattson Technology, Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            3550 West Warren Avenue, Fremont, CA 94538
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING:
            Brad Mattson
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
            Mattson Technology, Inc.
            3550 West Warren Avenue, Fremont, CA 94538
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP:
            The filing person is a citizen of the United States of America.
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES:
            Common Stock
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER:
            57723100
-------------------------------------------------------------------------------


ITEM 3.  TYPE OF PERSON:

         Not Applicable

ITEM 4.  OWNERSHIP:

    (a) Amount owned "beneficially" within the meaning of rule 13d-3:
        3,351,104 shares; includes 284,416 shares which are subject to rights to purchase within 60 days of December 31, 1996 pursuant to the exercise of stock options.
    ---------------------------------------------------------------------------
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                                                          Page  4  of  5  Pages
                                                               ---    ---

    (b) Percent of Class:
        23.5%, based on 14,239,109 shares outstanding on November 7, 1996, per the Company's Report on Form 10-Q for quarter ended September 29, 1996.
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:
              3,351,104 shares
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote:
              0
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of:
              3,351,104 shares
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of:
              0
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable


ITEM 10. CERTIFICATION:

         Not Applicable

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                                                          Page  5  of  5  Pages
                                                               ---    ---

                                  SIGNATURE
                                  ---------

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February  5 ,1997
               ---

                                       /s/ Brad Mattson
                                       ----------------------------------------
                                       Brad Mattson